Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announced net income of $1.31 million for the nine months ended September 30, 2015, an increase of $297,000, or 29.3%, from net income of $1.01 million for the nine months ended September 30, 2014. The increase in net income resulted primarily from increases in net interest income of $644,000 offset by increases in noninterest expense of $310,000. Net income for the quarter ended September 30, 2015 was $482,000 compared to $417,000 for the quarter ended September 30, 2014. The increase was primarily due to an increase in net interest income of $171,000, offset by increases in noninterest expense of $71,000.

For the nine months ended September 30, 2015, net interest income increased $644,000, or 8.5%, to $8.26 million from $7.61 million for the nine months ended September 30, 2014. The increase was primarily due to an increase in interest income on loans of $994,000 to $8.95 million from $7.96 million, offset by a $276,000 decrease in interest on investment securities to $533,000 for the 2015 period from $809,000 for the 2014 period. For the quarter ended September 30, 2015, net interest income increased $171,000 to $2.80 million from $2.63 million for the quarter ended September 30, 2014. Quarterly increases were due to increased interest on loans of $312,000 offset by decreased interest on investment securities of $76,000.

Provision for loan losses was $992,000 for the nine months ended September 30, 2015, compared to $1,212,000 for the nine months ended September 30, 2014, a decrease of $220,000, or 18.2%. This decrease to the provision is due to the decline in the specific reserve in the prior quarter due to a partial charge off of a large commercial credit, and management’s analysis of loan portfolio composition, charge off trends and qualitative factors.

Noninterest income decreased $23,000, or 2.1%, to $1.12 million for the nine months ended September 30, 2015, from $1.14 million for the nine months ended September 30, 2014. The decrease was due primarily to a decrease in the gain on sale of available for sale securities of $76,000 offset by an increase in net gains on sale of other assets of $23,000 and an increase in other income of $5,000. For the quarter ended September 30, 2015, noninterest income increased $42,000 to $409,000 from $367,000 for the quarter ended September 30, 2014, due to increases in net loan servicing income and gain on sale of other assets of $29,000 and $14,000 respectively.

For the nine months ended September 30, 2015, noninterest expense increased $310,000, or 5.1%, to $6.36 million, from $6.05 million for the nine months ended September 30, 2014. The increase was due primarily to a $174,000 increase in salaries and employee benefits due to normal cost of living and merit increases, and increases to medical, pension and other benefit programs. For the quarter ending September 30, 2015, noninterest expense increased $71,000 primarily due to increase of salaries and employee benefits of $33,000 and other expenses of $34,000 which primarily consisted of increased SBA fees, FHLMC fees and charitable contributions.

The provision for income taxes was $719,000 for nine months ended September 30, 2015 compared to $486,000 for nine months ended September 30, 2014, reflecting an increase in pretax income. Our effective tax rates were 35.4% and 32.4% for the nine months ended September 30, 2015 and 2014, respectively. Provision for income taxes for the quarter ending September 30, 2015 was $265,000 with an effective tax rate of 35.4% compared to the prior year quarter ending September 30, 2014 of $207,000 with an effective tax rate of 33.3%.

Comparison of Financial Condition at September 30, 2015 and December 31, 2014

Total assets increased $15.1 million, or 5.8%, to $274.5 million at September 30, 2015 from $259.4 million at December 31, 2014. The increase was the result of an increase in net loans, offset by a decrease in investment securities available for sale.

Net loans increased $21.2 million, or 11.0%, to $213.4 million at September 30, 2015 from $192.2 million at December 31, 2014, due to increases in commercial real estate and multi-family loans of $8.9 million, commercial loans of $4.1 million and indirect consumer loans of $10.3 million. These increases were offset by a decrease in construction loans of $2.4 million to $1.9 million at September 30, 2015 from $4.4 million at December 31, 2014. Total non-performing loans increased $1.8 million to $4.4 million at September 30, 2015 from $2.6 million at December 31, 2014, due to a $2.3 million commercial loan placed on nonaccrual during 2015. This loan had been identified previously as an impaired loan with a specific reserve allocated. This commercial loan is current, however, the coverage ratio has declined warranting the change in status.

Total cash and cash equivalents increased $3.6 million, or 36.7%, to $13.5 million at September 30, 2015 from $9.9 million at December 31, 2014. The increase in total cash and cash equivalents reflected an increase in interest-bearing demand deposits of $4.0 million offset by a decrease in cash and due from banks of $404,000.

Securities classified as available for sale decreased $10.2 million, or 24.1%, to $32.3 million at September 30, 2015 from $42.5 million at December 31, 2014, with sales and normal cash flow utilized to fund loan growth. At September 30, 2015, securities classified as available for sale consisted of mortgage-backed securities and municipal obligations.

Deposits increased $10.3 million, or 5.0%, to $214.0 million at September 30, 2015 from $203.7 million at December 31, 2014. The increase was the result of an increase in Financial Institution certificate of deposits to help fund loan growth.

Federal Home Loan Bank advances increased $5.0 million to $29.0 million at September 30, 2015 from $24.0 million at December 31, 2014. These advances were used to fund loan growth.

Total equity decreased $170,000 to $30.3 million at September 30, 2015 from $30.4 million at December 31, 2014. The decrease was a result of share repurchases totaling $290,000 and aggregate cash dividends paid during the period of $75,000 offset in part by net income of $1.3 million for the period.

	September-30	December-31
	2015	2014
	Unaudited
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$274,516	$259,354
Total cash and cash equivalents	13,482	9,862

Investment in available for sale securities, at fair value	32,305	42,539
Loans held for sale	938	50
Loans, net	213,390	192,195
Bank-owned life insurance	5,249	5,152
Federal Home Loan Bank of Indianapolis, at cost	1,323	1,497
Deposits	214,011	203,730
Borrowings	29,000	24,000
Total Equity	30,279	30,449

ASSET quality ratios:

Nonperforming loans to total loans	2.05%	1.35%
Nonperforming assets to total assets	1.62%	1.13%
Net charge-offs (recoveries) to average loans outstanding	0.49%	1.17%
Allowance for loan losses to non-performing loans	48.05%	74.03%
Allowance for loan losses to total loans	0.99%	1.01%

	For the Three Months Ended September-30		For the Nine Months Ended September-30
	2015	2014	2015	2014
	Unaudited (In Thousands, except per share amounts)		Unaudited (In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,259	$3,023	$9,536	$8,828
Interest expense	462	397	1,279	1,215
Net Interest Income	2,797	2,626	8,257	7,613
Provision for loan losses	362	343	992	1,212
Net interest income after provision for loan losses	2,435	2,283	7,265	6,401
Noninterest income	409	367	1,120	1,144
Noninterest expense	2,097	2,026	6,357	6,047
Income before income tax expense	747	624	2,028	1,498
Income tax expense	265	207	719	486
Net income	482	417	1,309	1,012

Basic earnings per share	$0.41	$0.33	$1.10	$0.79
Diluted earnings per share	0.41	0.33	1.09	0.79
Dividends per share	0.06	0.06	0.18	0.18